SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

AVNET, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4) Date Filed:

AVNET, INC.

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 10, 2005
TO ALL SHAREHOLDERS OF AVNET, INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, Arizona on Thursday, November 10, 2005, at 2:00 p.m., mountain standard time, for the following purposes:

1.	To elect ten (10) directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as the independent public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 1, 2006.

3.	To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on September 12, 2005 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors
David R. Birk
Secretary
October 5, 2005

Proxy Statement	1
Proxy and Revocation of Proxy	1
Quorum and Voting	2
Broker Voting	2
Required Vote	2
Corporate Governance	2
Corporate Guidelines	2
Board Independence	3
Director Nominations	4
Shareholder Communications	5
Code of Conduct	5
Reporting of Ethical Concerns	6
Lead Director	6
Executive Sessions	6
Stock Ownership Guidelines	6
Avnet Website	6
The Board of Directors and its Committees	7
Audit Committee	7
Compensation Committee	8
Corporate Governance Committee	8
Finance Committee	8
Executive Committee	8
Proposal 1 — Election of Directors	9
Compensation of Directors	11
Audit Committee Report	12
Principal Accounting Firm Fees	13
Beneficial Ownership of Common Stock by Management and Others	15
Section 16(a) Ownership Reporting Compliance	17
Executive Officers of the Company	18
Compensation of Avnet Executive Officers	19
Stock Options	20
Retirement Benefits and Insurance	20
Employment Agreements	22
Compensation Committee Report	23
Executive Compensation Philosophy	24
Components of Executive Compensation	24
Stock Ownership Guidelines	26
Chief Executive Officer’s Compensation	26
Deductibility of Executive Compensation	27
Stock Performance Graphs and Cumulative Returns	28
Proposal 2 — Ratification of Appointment of Accountants	30
General	30
2006 Annual Meeting	30

AVNET, INC.
2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated October 5, 2005

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 10, 2005
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) for use at the Annual Meeting of Shareholders to be held at the Avnet Corporate Broadcast Center, 2617 South 46th Street, Suite 300, Phoenix, Arizona on November 10, 2005, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is October 5, 2005. Only holders of record of outstanding shares of Common Stock at the close of business on September 12, 2005, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 12, 2005 was 145,845,796, comprising all of Avnet’s capital stock outstanding as of that date.
Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the holder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” the election as directors of the ten nominees named herein and “FOR” the ratification of the appointment of KPMG LLP. The Avnet Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.
Proxy and Revocation of Proxy
Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: David R. Birk, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.
Quorum and Voting
The presence at the meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.
Broker Voting
Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-discretionary matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-discretionary matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote. Brokers will have discretionary authority to vote on Proposals I and II in the absence of timely instructions from their customers. As a result, there should not be any broker non-votes in connection with this Annual Meeting.
Required Vote

Proposal I
To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the meeting and entitled to vote on such proposal. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

Proposal II
Ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2006 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal.
CORPORATE GOVERNANCE
Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines
In September 2003, the Board of Directors adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that had evolved over the years. These guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews these guidelines on an annual basis and most recently reviewed and revised the guidelines at its regularly scheduled meeting in September 2005. The revised guidelines are available on the Company’s website at www.avnet.com/investors/governance under the caption “Corporate Governance Guidelines.”
As a general policy, as set forth in the corporate governance guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits include: (1) the Company’s Chairman of the Board and Chief Executive Officer may serve on up to two additional boards; (2) directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3) directors who are retired from active full-time employment may serve on up to four additional boards.

Board Independence
The Board of Directors believes that a substantial majority of its members should be independent, non-employee directors. The Board adopted the following “Director Independence Standards,” which are consistent with criteria established by the New York Stock Exchange, to assist the Board in making these independence determinations.
No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

•	The director is, or was within the preceding three years, an employee of the Company.

•	An immediate family member of the director is, or was within the preceding three years, an executive officer of the Company.

•	(a) The director, or an immediate family member of the director, is a current partner of the Company’s internal or external auditor; (b) the director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

•	A director, or an immediate family member of the director, has received, during any 12-month period within the preceding three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service).

•	The director, or an immediate family member of the director, is, or was within the preceding three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on the compensation committee of that company’s board of directors.

•	The director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the preceding three fiscal years, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

•	The director, or an immediate family member of the director, is a current executive officer of another company that was indebted to the Company, or to which the Company was indebted within the preceding three years, where the total amount of either company’s indebtedness to the other was more than five percent (5%) of the total consolidated assets of the company he or she served as an executive officer.

•	The director, or an immediate family member of the director, is a current officer, director or trustee of a charitable organization where the Company’s annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s consolidated gross revenues.

The Board has reviewed all material transactions and relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditors. Based on this review and in accordance with its independence standards outlined above, the Board of Directors has affirmatively determined that all of the non-employee directors are independent.

Director Nominations
The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character, judgment and issues of diversity in factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.
Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to see that other existing and future commitments do not materially interfere with the member’s service as a director.
The Corporate Governance Committee also reviews whether a potential candidate will meet the Company’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.
Director candidates recommended to the Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other reasons between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Suggestions for director candidates are also received from board members and management and may be solicited from professional associations as well.
Upon the recommendation of the Committee, Mr. Peter M. Smitham was elected to the Board of Directors on July 5, 2005. Mr. Smitham was identified as a candidate by a shareholder in connection with the acquisition of Memec Group Holdings Limited (“Memec”) pursuant to a Securities Acquisition Agreement, dated as of April 26, 2005 (the “SAA”), by Avnet, Memec and certain other sellers. Pursuant to the SAA, Avnet entered into a board nominee agreement (the “Board Nominee Agreement”) with Permira Europe Fund II Nominees Limited, Permira UK Venture IV Nominees Limited and SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited (collectively, the “Permira Shareholders”) whereby Avnet agreed, among other things and for as long as the Board Nominee Agreement is in effect, to nominate Mr. Smitham to be an Avnet director and to recommend that Avnet’s shareholders vote for Mr. Smitham at each Avnet shareholder meeting at which Avnet’s directors are to be elected. The Board Nominee Agreement terminates when the Permira Shareholders no longer own the lesser of (i) 5% of the outstanding shares of Avnet’s capital stock or (ii) 25% of the Avnet shares issued pursuant to the SAA.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership,

•	A statement in support of the director candidate’s recommendation,

•	The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves,

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate,

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed,

•	The candidate’s consent for a background check, and

•	The candidate’s consent to serve as a director, if nominated and elected.
To be considered by the Committee for the slate recommended in the proxy statement for the 2006 annual meeting, shareholders should submit any director recommendation and all required information to the Secretary no later than June 7, 2006.
Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth in this Proxy Statement under the “2006 Annual Meeting” section. Director nominees submitted through this process will not be included in the proxy materials the Company sends to shareholders prior to the meeting.

Shareholder Communications
Shareholders may contact any or all of the Company’s directors by writing to the Board of Directors or to the Secretary, c/o Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. Shareholders may also submit an email to the Lead Director, the chair of the Audit Committee or the non-employee directors as a group, by filling out the email form on the Company’s website at www.avnet.com/investors/governance.
Communications received are distributed to the Board, or to any individual director or group of directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee director upon request.

Code of Conduct
The Company has adopted a Code of Conduct that applies to directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.avnet.com/investors/governance. Any future amendments to, or waivers for executive officers and directors from certain provisions of the Code of Conduct will be posted on the Company’s website.

Reporting of Ethical Concerns
The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices, including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, Human Resources representative or the Code of Conduct Advisor assigned to their facility to report and discuss the matter.

All persons, including employees, may contact:

•	The Legal Department, at (480) 643-7101, or at 2211 South 47th Street, Phoenix, Arizona 85034.

•	The Ethics Advice Line at 1-800-861-2899 or via email at ethicsadviceline@avnet.com. Calls and emails to the Ethics Advice Line will be treated confidentially and may be made on an anonymous basis.

Lead Director
The Board of Directors has established the position of Lead Director. The Lead Director coordinates and develops the agenda for and chairs executive sessions of the independent directors, facilitates communications between the Chairman of the Board and Chief Executive Officer and the other members of the Board with respect to meeting agendas and information needs, including requests to call special meetings of the Board or additional executive sessions, and performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Board of Directors established a rotation mechanism to determine the Lead Director, which provides that Lead Director service rotates among all independent directors on a quarterly basis.

Executive Sessions
To promote free and open discussion and communication, non-management directors meet in executive session without management present at regularly scheduled Board meetings. Non-management directors may meet at other times at the discretion of the Lead Director or upon the request of any independent director. Executive sessions are chaired by the Lead Director.

Stock Ownership Guidelines
The Board has adopted stock ownership guidelines providing that directors should own, within four years of joining the Board, 10,000 shares of Avnet Common Stock. Shares that are awarded to directors as part of director compensation, as well as Phantom Share Units acquired by directors under the directors’ Deferred Compensation Plan, count towards the ownership requirements under the guidelines, but options, even if vested, do not. All directors who have served four or more years on the Board are in compliance with this requirement.

Avnet Website
In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on our website located at www.avnet.com, including information about our management team, products and services and our corporate governance practices.
The corporate governance information on our website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the standing committees of the

Board of Directors, how a shareholder can recommend a director and how shareholders can communicate with the Lead Director, the chair of the Audit Committee and non-employee directors. In addition, amendments to the Code of Conduct, and waivers granted to our directors and executive officers under the Code of Conduct, if any, will be posted in this area of our website. These documents can be accessed at www.avnet.com/investors/governance. Printed versions of our Corporate Governance Guidelines, our Code of Conduct and the charters for our Board committees can be obtained, free of charge, by writing to the Company at: Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034; Attn: Secretary.
In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as Section 16 filings made by any of the Company’s executive officers or directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the Securities and Exchange Commission.
This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only and the content of the Company’s website is not deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the Securities and Exchange Commission.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Avnet’s Board of Directors held eight meetings during fiscal 2005. The non-management directors met separately in executive session four times during fiscal 2005.
During fiscal 2005, each incumbent director attended at least 75% of the combined number of meetings of the Board held during the period for which each director served and of the committees on which such director served. All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances would prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting. Eight of the nine directors standing for election last year attended Avnet’s 2004 Annual Meeting of Shareholders.
The Board currently has, and appoints the members of, a standing Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Finance Committee. Each committee reports regularly to the full Board and annually evaluates its performance. The members of the committees are identified in the following table.

Corporate
Director	Audit	Compensation	Governance	Finance

Eleanor Baum			✓	✓
J. Veronica Biggins		✓	✓
Lawrence W. Clarkson			✓	Chair
Ehud Houminer	✓	✓
James A. Lawrence	Chair			✓
Frank R. Noonan	✓			✓
Ray M. Robinson	✓	Chair
Peter M. Smitham		✓		✓
Gary L. Tooker		✓	Chair

Audit Committee
The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate and independent auditors, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics compliance program. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. All of the members of the Audit Committee are independent under Avnet’s Director Independence Standards and also meet the additional requirements for audit committee independence. The Board of Directors has determined that three members of the Committee (Messrs. Houminer, Lawrence and Noonan) qualify as “audit committee financial experts,” as defined in rules adopted by the Securities and Exchange Commission. Please see the “Audit Committee Report” section for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications and authority and responsibilities. The charter is available on the Company’s website at www.avnet.com/investors/governance. During fiscal 2005, the Audit Committee held 12 meetings.

Compensation Committee
The Compensation Committee administers all of Avnet’s equity compensation plans and is responsible for evaluating the performance of and setting compensation for the Chief Executive Officer, and reviewing the compensation and overseeing the evaluation of executives of the Company other than the CEO, particularly the executive officers whose total salary and target bonus exceed or are expected to exceed $500,000 in any fiscal year and the four most highly compensated executive officers, whether or not their total compensation exceeds $500,000. The Committee also oversees Avnet’s diversity and community relations programs. All of the members of the Compensation Committee are independent under Avnet’s Director Independence Standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications and authority and responsibilities. The charter is available on the Company’s website at www.avnet.com/investors/governance. During fiscal 2005, the Compensation Committee held 6 meetings.

Corporate Governance Committee
The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s Director Independence Standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications and authority and responsibilities. The charter is available on the Company’s website at www.avnet.com/investors/governance. During fiscal 2005, the Corporate Governance Committee held 5 meetings.

Finance Committee
The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and with making recommendations about future financing. The Finance Committee also oversees the administration of the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The charter is available on the Company’s website at www.avnet.com/investors/governance. During fiscal 2005, the Finance Committee held 3 meetings.

Executive Committee
The Board of Directors has also established an Executive Committee, which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is made up of the Chairman and four other directors. All of the independent directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2005.

PROPOSAL 1
ELECTION OF DIRECTORS
Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the ten persons listed below. Each nominee has consented to being named herein and to serving if elected. Mr. Smitham joined the Board of Directors on July 5, 2005 upon closing of the acquisition of Memec Group Holdings Limited. All of the other nominees were most recently elected directors at the Annual Meeting of Shareholders held on November 11, 2004.
Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of directors will be counted in determining whether a nominee for director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares for the election of directors if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.
In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.
The information set forth below as to each nominee has been furnished by such nominee:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum	65	1994	Dean of the School of Engineering of The Cooper Union for the Advancement of Science & Art, New York, NY since 1987. Dr. Baum is also a director of Allegheny Energy, Inc., a utility holding company, and United States Trust Company; the former Chair of the New York Academy of Sciences (1998 – 1999); former Chair of the Engineering Workforce Commission (1999 – 2002); past President of American Society for Engineering Education (1995 – 1997) and Accreditation Board for Engineering and Technology (1997 – 1998). Dr. Baum is a Trustee of both Embry Riddle University and Webb Institute and serves on various advisory boards to universities, government agencies and industry groups.

J. Veronica Biggins	58	1997	Senior Partner at Heidrick & Struggles International, Inc., an executive search firm, since 1995. Prior to that, Ms. Biggins was Assistant to the President of the United States. Ms. Biggins is also a director of NDC Health Corporation, an information solutions company serving the health care industry, and AirTran Holdings, Inc., parent company to a low-fare airline, and currently serves as Chair of the Czech and Slovak American Enterprise Development Fund, which is funded by the U.S. Government SEED Act.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Lawrence W. Clarkson	67	1998	Retired Senior Vice President of The Boeing Company (April 1994 – February 1999) and President, Boeing Enterprises (January 1997 – February 1999), a manufacturer of aerospace, aviation and defense products. Mr. Clarkson is a director of Hitco Carbon Composites and Intelligenxia, Inc. He also serves as Vice Chairman of The National Bureau of Asian Research and Chairman of the U.S. Pacific Basin Council and the National Center for Asia Pacific Economic Cooperation.

Ehud Houminer	65	1993	Executive in residence at Columbia Business School, Columbia University, New York since 1991. Mr. Houminer is a director of various Dreyfus mutual funds. He is also a member of the Board of Overseers of the Columbia Business School, chairman of the Explore Charter School in Brooklyn, New York and chairman of the advisory board of the honors MBA program at the School of Management at Ben Gurion University.

James A. Lawrence	52	1999	Executive Vice President, Chief Financial Officer and International of General Mills, Inc., a consumer foods company, since October 1998; and prior thereto, Executive Vice President and Chief Financial Officer of Northwest Airlines (1996-1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992-1996).

Frank R. Noonan	63	2004	Retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 – 2002), publisher of yellow pages directories.

Ray M. Robinson	57	2000	Vice Chairman of East Lake Community Foundation. Previously President of AT&T Southern Region Business Services Division from 1995 – 2003. Mr. Robinson is the non-executive chairman of Citizens Trust Bank, the largest African-American owned bank in the southeast United States. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., a provider of lighting products and specialty chemicals. AMR Corp., the parent company of American Airlines, ChoicePoint Inc., a provider of identification and credential verification services, and Citizens Bancshares Corp.

Peter M. Smitham	63	2005	Partner in Permira, an international private equity fund manager. Mr. Smitham has held various positions in Permira since 1985. Former Chairman of Memec Group Holdings Ltd (2000 – 2005). Mr. Smitham is also Chairman of Actis since January 2005, an investment management company He previously served as Non-Executive Director of Actis (formerly CDC) from 2000 – 2004.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Gary L. Tooker	66	2000	Independent consultant (2000 – current); Retired Chairman of the board of directors of Motorola, Inc. (1997 – 1999); Former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994 – 1996); former director of Motorola (until May 2001). Mr. Tooker is also a director of Eaton Corporation, a diversified industrial manufacturer.

Roy Vallee	53	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998). Mr. Vallee is also a director of Synopsys, Inc., a developer of software for semiconductor design and Teradyne, Inc., a supplier of automatic test equipment for the electronics and telecommunications industries.
COMPENSATION OF DIRECTORS
Directors of Avnet who are also officers or employees of Avnet (currently only Mr. Vallee) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Director compensation consists of approximately 40% cash and 60% equity. A description of the various components of director compensation follows:

Cash Compensation
Each non-employee director who was elected for the first time prior to January 1997 (and are therefore eligible to participate in the retirement plan discussed below) receives an annual retainer fee of $29,000 for serving on the Board and each non-employee director elected for the first time in or after January 1997 (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Noonan, Robinson, Smitham and Tooker) receives an annual retainer fee of $34,000 for serving on the Board. Committee chairs receive an additional $3,000 annual retainer. Each non-employee director is also paid $1,000 per meeting for each meeting of the Board attended by such director.

Equity Compensation
Non-employee directors are awarded shares equal to $20,000 of Avnet Common Stock upon their re-election each year. Directors may elect to receive these shares as Common Stock under the Outside Directors’ Stock Bonus Plan, or may choose to receive the shares as Phantom Share Units under the Avnet Deferred Compensation Plan for Outside Directors. A non-employee director also receives stock options for 2,000 shares of Common Stock on the date of his or her first election to the Board of Directors and options for shares with a value equal to $40,000 upon his or her re-election to the Board. The options are exercisable at a price per share equal to the mean between the high and low sale prices per share on the date of grant and the option is exercisable with respect to 25% of the shares covered thereby after the expiration of one year and an additional 25% of the shares on each of the next three succeeding anniversary dates.

Deferred Compensation Plan
Under the Avnet Deferred Compensation Plan for Outside Directors, all fees payable in cash, other than meeting fees, to a non-employee director of Avnet during a plan year for service as a member of the Board of Directors or any committees thereof, may be deferred in the form of cash or in

Common Stock equivalent “Phantom Share Units” or “PSUs”. Fees deferred in the form of PSUs are translated monthly into PSUs by dividing the amount of fees deferred by the average market value of a share of Common Stock on the New York Stock Exchange for the five trading days ending on the date when the fees would otherwise have been paid. In addition, as discussed above, directors may elect to receive their $20,000 annual grant of Common Stock in Phantom Share Units. Compensation deferred as cash is credited at the end of each calendar month with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that calendar month. Compensation deferred under the Plan, and additional PSUs or interest credited thereon, will be payable to a director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the director’s election (which must be made not less than 24 months prior to the date on which the director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a director before receipt of all payments, all remaining payments shall be made to the director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out
In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 still accrue benefits under the Retirement Plan (Ms. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

Additional Benefits
The Company makes charitable contributions in the name of each director, at their request, to one or more charities or educational institutions designated by the director up to $7,500 per calendar year. In addition, the Company will match contributions made by a director for an additional $7,500 each year. During calendar 2004, the Company made a total contribution of $86,500 to 20 different organizations on behalf of all directors participating in this program.
The Company also provides computer equipment to any director who needs equipment to enable efficient communication among the Company and its directors.
AUDIT COMMITTEE REPORT
The Audit Committee of the Company’s Board of Directors represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. It operates under a written charter that outlines the purpose, member qualifications and authority and responsibilities of the Audit Committee. The Audit Committee reviews its charter on a regular basis and most recently reviewed it at the Committee’s regularly scheduled meeting in August 2005. The charter is available on the Company’s web site at www.avnet.com/investors/governance.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. In addition, the Audit Committee oversees the Company’s internal ethics compliance program. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent auditor (“KPMG”), and with the Company’s Director of Corporate Audit, the Chief Financial Officer and the Chief Ethics and Compliance Officer in separate, executive sessions.
The Audit Committee meets with KPMG and management to review the Company’s interim financial results before the publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent auditors are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.
The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2005 with management and KPMG LLP. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90 “Audit Committee Communications.” KPMG provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with KPMG its independence. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 2, 2005 for filing with the Securities and Exchange Commission.
James A. Lawrence, Chair
Ehud Houminer
Frank R. Noonan
Ray M. Robinson
PRINCIPAL ACCOUNTING FIRM FEES
The table below provides information relating to fees charged for services performed by KPMG LLP (“KPMG”), the Company’s independent auditors, in both fiscal 2005 and fiscal 2004.

	Fiscal 2005	Fiscal 2004

Audit Fees:	$6,248,847	$3,352,776
Audit-Related Fees:	47,230	79,694
Tax Fees:	1,310,485	1,432,537
All Other Fees:	—	—

TOTAL	$7,606,562	$4,865,007

Audit Fees. In both years, Audit Fees consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, statutory audits required for the Company’s subsidiaries and assistance with registration statements filed by the Company, including comfort letters and consents. In fiscal 2005, Audit Fees also include fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. In both years, Audit-Related Fees consisted of fees for audits performed on the Company’s employee benefit plans and for assistance with certain acquisition due diligence efforts.
Tax Fees. In both years, Tax Fees consisted primarily of global tax compliance (federal, international, state and local), assistance with tax audits, tax-related assistance with a transfer pricing study, tax-related assistance with certain acquisition due diligence efforts and expatriate tax assistance.
All services to be provided by the Company’s independent auditors are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent auditor. In some cases, pre-approval is provided by the Audit Committee through approval of specific categories and descriptions of services, subject to an established budget. In other cases, pre-approval is required for particular projects either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve projects up to $250,000 and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the status and fees for all projects.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS
The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 12, 2005 by (a) the only persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of its outstanding Common Stock (“5% Holders”), (b) each director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table, and (d) all directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.
As indicated in the footnotes to the table below, the beneficial ownership information on each of the 5% Holders is based solely on data obtained from Schedules 13D or 13G (and any amendments thereto, the “filings”) filed by the 5% Holders with the Securities and Exchange Commission. The most recent filing by all but Permira (Europe) Limited was made on or before February 14, 2005. Consequently, the ownership percentage for each of these 5% Holders (other than Permira (Europe) Limited) as shown in their respective filings does not reflect the number of shares of Avnet’s Common Stock issued subsequent to the filings, including the 24.011 million shares Avnet issued on July 5, 2005 upon the completion of its acquisition of Memec Group Holdings Limited. Accordingly, the ownership percentage for each of these 5% Holders is recalculated based on the reported number of shares set forth in their respective filings divided by the aggregate number of shares outstanding at September 12, 2005, which is 145,845,796 shares.

		Stock	Total
		Options	Common
		Exercisable	Stock		Percent		Total
	Common	Within	Beneficially		of	Phantom	Equity
Name	Stock	60 Days	Owned		Class	Shares(a)	Interest(b)

5% Holders
FMR Corp. et al.	18,075,165	—	18,075,165	(1)	12.39%
82 Devonshire Street
Boston, MA 02109
Permira (Europe) Limited	17,957,367	—	17,957,367	(2)	12.31%
Trafalgar Court,
Les Banques
St. Peter Port, Guernsey
Channel Islands GY1 3QL
AXA Financial, Inc. et al.	16,608,319	—	16,608,319	(3)	11.39%
1290 Avenue of the Americas
New York, NY 10104
First Pacific Advisors, Inc.	7,603,400	—	7,603,400	(4)	5.21%
11400 W. Olympic Blvd.,
Suite 200
Los Angeles, CA 90064
PEA Capital LLC	7,379,700	—	7,379,700	(5)	5.06%
1345 Avenue of the
Americas, 49th Floor
New York, NY 10105
Directors and Named Executive Officers
Eleanor Baum	15,570	14,112	29,682		*	1,476	31,158
J. Veronica Biggins	7,450	14,112	21,562		*	10,285	31,847
David R. Birk	21,174	232,465	253,639	(6)	*	—	253,639
Andrew Bryant	23,014	170,215	193,229	(7)	*	—	193,229
Lawrence W. Clarkson	10,525	14,112	24,637		*	2,035	26,672
Harley Feldberg	12,943	131,465	144,408	(8)	*	—	144,408
Richard Hamada	16,118	82,465	98,583	(9)	*	—	98,583
Ehud Houminer	15,970	14,112	30,082		*	—	30,082

		Stock	Total
		Options	Common
		Exercisable	Stock		Percent		Total
	Common	Within	Beneficially		of	Phantom	Equity
Name	Stock	60 Days	Owned		Class	Shares(a)	Interest(b)

James A. Lawrence	12,170	14,112	26,282		*	—	26,282
Frank R. Noonan	1,000	1,650	2,650	(10)	*	3,553	6,203
Ray M. Robinson	4,639	12,112	16,751		*	9,090	25,841
Peter M. Smitham	17,957,367	0	17,957,367	(2)	12.31%	—	17,957,367
Gary L. Tooker	21,035	12,112	33,147	(11)	*	4,896	38,043
Roy Vallee	174,140	2,083,250	2,257,390	(12)	1.53%	—	2,257,390
All directors and executive officers as a group (16 persons)			21,485,035		14.42%

*	Less than 1%.

(a)	This column indicates the number of phantom shares owned by directors. Phantom shares are accrued under the Avnet, Inc. Deferred Compensation Plan for Outside Directors, to be settled 1 for 1 in the Company’s Common Stock after cessation of membership on the Board or upon change in control of the Company. Under this plan, directors can defer fees payable in cash for service as a member of the Board or any of its committees into phantom shares.

(b)	This column shows the individual’s total equity interest in Avnet represented by Common Stock owned, stock options exercisable within 60 days, phantom shares (for directors) and incentive shares allocated but not yet delivered (for executive officers).

(1)	The number of shares beneficially owned by FMR is based on information provided in a Schedule 13G (Amendment No. 4) filed with the Securities and Exchange Commission on February 14, 2005, by FMR Corp. (“FMR”), Edward C. Johnson 3d. and Abigail P. Johnson. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 16,507,088 shares of Common Stock as a result of acting as investment advisor to various investment companies. Mr. Johnson and FMR (through its control of Fidelity) and various funds each has sole power to dispose of 16,507,088 shares owned by such funds. Neither FMR nor Mr. Johnson has any power to vote or direct the voting of these shares. Fidelity Management Trust Company (“Fidelity Management”), a wholly-owned subsidiary of FMR, is the beneficial owner of 1,385,977 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each has sole dispositive power over, and the sole power to vote or to direct the voting of 1,385,977 shares held by such institutional accounts. Fidelity International Limited (FIL) has sole power to vote and the sole power to dispose of 182,100 shares. A partnership controlled by Mr. Johnson and members of his family owns shares of FIL voting stock with the right to cast approximately 39.89% of the total votes that may be cast by all holders of FIL voting stock. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940.

(2)	The number of shares beneficially owned is based on information provided in a Schedule 13D (Amendment No. 1) filed with the Securities and Exchange Commission on July 22, 2005 by a group represented by Permira (Europe) Limited and reflects that each group member has shared voting power with respect to 17,957,367 shares and shared dispositive power with respect to 17,957,367 shares. Members of the group include (i) Permira Europe II Nominees Limited, a company incorporated in Guernsey (“PE2 Nominees”), (ii) Permira Europe II Managers L.P., a limited partnership organized in Germany, (iii) Permira (Europe) Limited, a company incorporated in Guernsey, (iv) Permira UK Venture IV Nominees Limited, a company incorporated in Guernsey (“VF4 Nominees”), (v) Schroder Venture Managers (Guernsey) Limited, a company incorporated in Guernsey, (vi) SV (Nominees) Limited, a company incorporated in Guernsey (“SV Nominees”), and (vii) Schroder Ventures Investment Limited,

a company incorporated in Guernsey. PE2 Nominees, VF4 Nominees and SV Nominees own of record 16,153,797 shares of Common Stock, 1,173,350 shares of Common Stock, and 630,220 shares of Common Stock, respectively. Mr. Smitham, who has been a member of our Board of Directors since July 5, 2005, is an affiliate of the Permira entities and as such, is deemed to benefically own the shares held thereby. Mr. Smitham disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)	The number of shares beneficially owned is based on information provided in a Schedule 13G (Amendment No. 5) filed with the Securities and Exchange Commission on February 14, 2005. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, collectively, Mutuelles AXA (insurance companies), and AXA have sole dispositive power with respect to 16,608,319 shares, sole voting power with respect to 8,070,562 shares, and shared voting power with respect to 1,904,123 shares. AXA Financial, Inc. has sole dispositive power with respect to 8,054,862 shares, sole voting power with respect to 1,904,123 shares and shared voting power with respect to 16,562,119. Alliance Capital Management L.P., a subsidiary of AXA Financial Inc, and an indirect subsidiary of Mutuelles AXA, beneficially owns 16,562,119 shares, which were acquired on behalf of client discretionary investment advisory accounts. AXA Rosenberg Investment Management LLC, an AXA entity, holds 46,200 shares solely for investment purposes.

(4)	The number of shares beneficially owned is based upon information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005, First Pacific Advisors, Inc. has shared voting power with respect to 2,748,300 shares and shared dispositive power with respect to 7,603,400 shares.

(5)	The number of shares beneficially owned is based upon information provided in a Schedule 13G filed with the Securities and Exchange Commission filed on February 10, 2005, PEA Capital LLC has sole voting power and sole dispositive power with respect to 7,379,700 shares.

(6)	Includes 6,896 Incentive Shares allocated but not yet delivered.

(7)	Includes 6,896 Incentive Shares allocated but not yet delivered.

(8)	Includes 6,896 Incentive Shares allocated but not yet delivered. Also includes 575 shares of Common Stock held by Mr. Feldberg’s spouse and 2,934 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(9)	Includes 6,896 Incentive Shares allocated but not yet delivered. Also includes 9,222 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(10)	Includes 1,000 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(11)	Includes 21,035 shares of Common Stock held by a family trust for which Mr. Tooker is a trustee.

(12)	Includes 44,800 Incentive Shares allocated but not yet delivered. Also includes 121,319 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports, amendments thereto and related information furnished to Avnet, Avnet believes that in fiscal 2005 all such filing requirements were complied with in a timely manner by all directors and executive officers.

EXECUTIVE OFFICERS OF THE COMPANY
The current executive officers of the Company are:

Name	Age	Office

Roy Vallee	53	Chairman of the Board and Chief Executive Officer
David R. Birk	58	Senior Vice President, Secretary and General Counsel
Andrew S. Bryant	50	Senior Vice President
Harley Feldberg	52	Senior Vice President
Richard P. Hamada	47	Senior Vice President
Edward Kamins	56	Senior Vice President
Raymond Sadowski	51	Senior Vice President, Chief Financial Officer and Assistant Secretary
Mr. Vallee joined the Company in February 1977 and has been Chairman of the Board and Chief Executive Officer since June 1998. Prior thereto, he was Vice Chairman of the Board since November 1992, and also President and Chief Operating Officer since March 1992.
Mr. Birk has been Senior Vice President of Avnet since November 1992. A 25 year Avnet employee, Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 until November 2003 and was re-elected to the position of Secretary in January 2005.
Mr. Bryant has been Senior Vice President of Avnet since November 1999 and was appointed President of Avnet Logistics in July 2004. He previously served as President of the Electronics Marketing operating group since January 2002. Mr. Bryant, a 27 year Avnet employee, served as a Vice President of Avnet from November 1996 to November 1999.
Mr. Feldberg became an executive officer in July 2004 when he was promoted to President of Avnet Electronics Marketing — Global. A 23 year Avnet employee, he previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002.
Mr. Hamada has been Senior Vice President of Avnet since November 2002 and was named President of the then newly formed Avnet Technology Solutions operating group in July 2003. A 21 year Avnet employee, Mr. Hamada served as the President of the Computer Marketing operating group since January 2002 and was appointed Vice President of Avnet in November 1999.
Mr. Kamins has been Senior Vice President of Avnet since November 2000. He was appointed Chief Information Officer in July 2003 and Chief Operational Excellence Officer in July 2005. Prior thereto, he served as President of the Applied Computing operating group since its formation in October 1999. Mr. Kamins served as a Vice President of Avnet from November 1999 to November 2000 and previously held various management positions since he joined Avnet in 1996.
Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Mr. Sadowski has been an Avnet employee for 27 years.
Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION OF AVNET EXECUTIVE OFFICERS
The following table sets forth information concerning the total compensation during Avnet’s last three fiscal years of its Chief Executive Officer and the four individuals who were executive officers at the end of last fiscal year and who had the highest individual aggregates of salary and bonus during Avnet’s fiscal year ended July 2, 2005 (the “Named Executive Officers”):
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards

		Annual Compensation			Restricted	Securities	All Other
	Fiscal				Stock	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus		Awards(1)	Options(#)	sation(2)

Roy Vallee	2005	$875,000	$600,464		$976,080	168,000	$2,294
Chairman of the Board and	2004	825,000	918,003	(3)	—	325,000	2,568
Chief Executive Officer	2003	825,000	190,000	(3)	—	325,000	1,410
Richard Hamada	2005	400,000	329,440		150,247	25,860	816
Senior Vice President	2004	350,000	291,676		—	50,000	672
	2003	300,000	98,275		—	25,000	384
Andrew Bryant	2005	400,000	173,524		150,247	25,860	764
Senior Vice President	2004	400,000	340,534		—	50,000	932
	2003	400,000	68,605		—	50,000	546
Harley Feldberg	2005	400,000	160,105		150,247	25,860	820
Senior Vice President	2004	320,000	191,268		—	80,000	712
	2003	320,000	83,070		—	30,000	524
David Birk	2005	425,000	130,644		150,247	25,860	1,265
Senior Vice President	2004	425,000	153,584		—	50,000	1,220
	2003	425,000	29,188		—	50,000	893

(1)	The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Common Stock on the date on which the restricted stock awards were made. The restricted shares awarded in prior years were completely vested as of January 2005. The aggregate number of shares of allocated but undelivered restricted stock at Avnet’s 2005 fiscal year-end (July 2, 2005) and the value of such shares (based on the closing price ($22.71) of a share of Common Stock on July 1, 2005) are as follows: Mr. Vallee — 44,800 shares ($1,017,408); Mr. Hamada — 6,896 shares ($156,608); Mr. Bryant — 6,896 shares ($156,608); Mr. Feldberg — 6,896 shares ($156,608) and Mr. Birk — 6,896 shares ($156,608).

(2)	Consists of imputed income related to life insurance benefits provided by Avnet to the Named Executive Officers under the executive life insurance program described in the “Retirement Benefits and Insurance” section.

(3)	In fiscal year 2001, Mr. Vallee earned an annual bonus of $640,000. However, he was actually paid $1,180,500 in bonus for that year, because his bonus was paid in installments based on quarterly results and the industry downturn began mid-fiscal 2001. The overpayment of $540,500 was considered a no-interest loan from the Company to Mr. Vallee and all future incentive compensation earned by Mr. Vallee was offset against the overpayment until the loan was fully paid. All bonuses in fiscal years 2002 and 2003 were credited to the outstanding balance, as was $100,500 of Mr. Vallee’s fiscal year 2004 bonus. As a result, the loan was paid in full during 2004.

Stock Options
The following table sets forth information concerning grants of stock options during Avnet’s fiscal year ended July 2, 2005 to each of the Named Executive Officers:
Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at
	Number of	% of Total				Assumed Annual Rates
	Securities	Options	Exercise	Market		of Stock Appreciation for
	Underlying	Granted To	Price	Price		Option Term
	Options	Employees in	Per	On Date	Expiration
Name	Granted(1)	Fiscal Year	Share	of Grant	Date	5%	10%

Roy Vallee	168,000	16.7%	$17.47	$17.47	9/22/2014	$1,846,152	$4,678,296
Richard Hamada	25,860	2.6%	17.47	17.47	9/22/2014	284,176	720,123
Andrew Bryant	25,860	2.6%	17.47	17.47	9/22/2014	284,176	720,123
Harley Feldberg	25,860	2.6%	17.47	17.47	9/22/2014	284,176	720,123
David Birk	25,860	2.6%	17.47	17.47	9/22/2014	284,176	720,123

(1)	All of the options granted become exercisable in four equal cumulative installments on each of the first through fourth anniversary dates of the date of grant.
The following table sets forth information concerning exercises of stock options during fiscal 2005 by each of the Named Executive Officers and the number and value of options held by each of them at fiscal year end (July 2, 2005):
AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on		Options at Fiscal Year End		at Fiscal Year-End(2)
	Exercise	Value
Name	(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roy Vallee	25,000	$68,750	1,947,500	655,500	$6,414,813	$3,992,898
Richard Hamada	—	—	76,000	92,110	137,338	447,202
Andrew Bryant	—	—	174,750	119,610	261,443	581,927
Harley Feldberg	—	—	135,000	100,860	300,405	412,564
David Birk	—	—	237,250	94,610	621,230	549,489

(1)	Value realized is the aggregate market value on the date of exercise of the shares acquired less the aggregate exercise price paid for such shares.

(2)	Value of in-the-money unexercised options is the excess of the aggregate market value of the underlying shares (based on the average of the high and low prices on July 1, 2005, of $22.69 per share) over the aggregate exercise price for such shares.
Retirement Benefits and Insurance
The Avnet Pension Plan (the “Pension Plan”) is a defined benefit plan that covers United States employees of Avnet. The Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based, in general, on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. No benefit is accrued under the Pension Plan for annual earnings exceeding $100,000 in any plan year. There is no offset under the Pension Plan for Social Security or other benefits. The Pension Plan offers participants distributions in the form of various monthly annuity payments. However, in lieu of an annuity form of distribution, a participant who has attained age 65 may elect to receive a cash lump sum distribution equal to the actuarial present value of the participant’s accrued benefit under the Pension Plan at age 65. In certain situations, the lump sum distribution option is also available to a participant who has terminated employment with Avnet and has not yet attained age 65.
The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the executive officers of Avnet named in the Summary Compensation Table, assuming that (i) each such executive officer retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

Estimated Annual
Named Executive Officers	Retirement Benefit

Roy Vallee	$77,338
Richard Hamada	74,670
Andrew Bryant	66,436
Harley Feldberg	68,550
David Birk	58,654
In addition, Avnet pays the premiums in respect of each of the Named Executive Officers’ Supplemental Life Insurance and Retirement Program, which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer’s beneficiary; (3) a right to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable monthly (or in a lump sum under certain circumstances) to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer’s eligible compensation; and (4) payment to Avnet upon the death of an officer who is receiving or has received supplemental retirement benefits of the full amount payable by the insurer under the particular policy. For purposes of clause (3) in the preceding sentence, the eligible compensation of the Named Executive Officers is currently as follows: Mr. Vallee — $1,609,234; Mr. Hamada — $711,863; Mr. Bryant — $718,053; Mr. Feldberg — $535,687 and Mr. Birk — $567,114.
As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is National Union Insurance Company, a subsidiary of American International Group, and the five excess carriers are CNA Insurance Companies, ACE American Insurance Company, Arch Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA and Chubb & Son, a division of Federal Insurance

Company. The coverage was renewed effective August 1, 2005 for a one year term. The total premium paid for both primary and excess insurance was $1,928,823.
Employment Agreements
Roy Vallee entered into a new employment agreement with the Company effective the beginning of fiscal year 2003. Under the terms of the agreement, Mr. Vallee may receive an annual base salary ranging from $825,000 to $1,000,000 per year, which is set by the Compensation Committee on an annual basis. The initial term of the agreement is for three years, and is then automatically renewed for additional one year terms, until the agreement is terminated in accordance with its provisions. Under this employment agreement, Mr. Vallee’s incentive compensation is determined pursuant to the Executive Incentive Plan or any successor plan, or otherwise as determined by the Compensation Committee. Under the Executive Incentive Plan, he will be eligible to receive incentive compensation based on the Company’s performance measured against performance goals set by the Compensation Committee.
If Mr. Vallee becomes disabled during the term of the employment agreement, the Company shall pay an annual disability benefit of $300,000. If Mr. Vallee retires or terminates his employment agreement by giving a one-year prior notice or if the Company experiences a change in control, the Company will pay to Mr. Vallee his base salary through the termination of employment date and he will be eligible to receive any annual incentive compensation payment or pro-rata portion earned through such termination date. If the Company does not continue Mr. Vallee in his position as CEO or a principal executive office satisfactory to Mr. Vallee or if the Company terminates Mr. Vallee’s employment agreement without cause with one year prior notice, the Company shall engage Mr. Vallee as a consultant for one year following the termination. If a one year notice of the change in position or termination without cause is not provided, the Company shall engage Mr. Vallee as a consultant for two years.
In the event of actual or constructive termination within 24 months of a change in control, the Company must pay to Mr. Vallee all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) his then current annual base salary; and (ii) the average incentive compensation for the highest two of the last five fiscal years. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, relocation of his office more than fifty miles without his consent, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s Employment Agreement (June 29, 2002) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.
David R. Birk, a Senior Vice President and General Counsel, Andrew Bryant, a Senior Vice President and President of Avnet Logistics Services, Harley Feldberg, a Senior Vice President and President of Avnet Electronics Marketing and Richard Hamada, a Senior Vice President and President of Avnet Technology Solutions, entered into employment agreements with the Company effective June 29, 1998, April 1, 2000, July 4, 2004 and May 1, 2000, respectively. The employment agreements are terminable by either Messrs. Birk, Bryant and Hamada or the Company upon one year prior written notice to the other. The amount of compensation to be paid to Messrs. Birk, Bryant or Hamada is not fixed and is to be agreed upon by Messrs. Birk, Bryant, Feldberg or Hamada and the Company from time to time. In the event Mr. Birk’s, Mr. Bryant’s or Mr. Hamada’s employment is terminated with one year’s notice and they and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, their compensation (base salary and incentive compensation) during the notice period will remain the same as was most recently agreed upon. Mr. Feldberg’s employment agreement is similar in all material aspects except that the agreement has an initial term of two years that expires on July 4, 2006 and that, in the event Mr. Feldberg’s employment is terminated with one year’s notice (exercisable by either Mr. Feldberg or the Company after July 4, 2006) and he and the Company fail to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, then Mr. Feldberg’s compensation (base salary and incentive compensation) during the notice period shall be equal to the cash compensation earned by Mr. Feldberg during the four completed fiscal quarters preceding the date on which notice is given.
Messrs. Birk, Bryant, Feldberg and Hamada have entered into change of control agreements with Avnet, which provide that, if within 24 months following a change of control, the Company or its successor terminates their employment without cause or by constructive termination, Messrs. Birk, Bryant, Feldberg and Hamada will be paid, in a lump sum payment, an amount equal to 2.99 times the sum of (i) his annual salary for the year in which such termination occurs and (ii) the average of his incentive compensation for the highest two of the last five full fiscal years. In addition, all unvested stock options shall accelerate and vest in accordance with early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the Change of Control Agreement, and those persons appointed by such individuals to the Board, no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of Avnet.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is responsible for reviewing the performance of and establishing compensation for the Chief Executive Officer, reviewing and approving the compensation of the four most highly paid executive officers (the “Named Executive Officers”) other than the Chief Executive Officer and other executives, particularly the executive officers whose total cash compensation (base salary and incentive cash compensation) is or is expected to be greater than $500,000 per year. In addition, the Committee establishes, administers and makes all allocations and awards under the Company’s compensation plans including the 2003 Stock Compensation Plan. The Compensation Committee consisted of four members in fiscal 2005, all of whom meet the independence requirements of the New York Stock Exchange listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications and authority and responsibilities of the Committee. The Committee reviews its charter annually, and a copy of the current charter is available on the Company’s web site at www.avnet.com/investors/governance.
The Committee believes that executive compensation policies and practices at the Company should be consistent with and linked to the Company’s strategic business objectives and the creation of shareholder value. Within that framework, the Committee undertakes to compensate executives based on performance, at a competitive level, in a manner that would attract and retain strong talent.
The Committee has the authority to retain and approve the fees and retention terms of outside advisors and enlists the help of independent compensation consultants from time to time.
The following discussion reflects the executive compensation philosophy and programs of the Company.

Executive Compensation Philosophy
The Company’s executive compensation programs are designed to serve the Company’s broader strategic goals of profitable growth and the creation of long-term shareholder value. The programs are designed to meet the following objectives:
Performance and Accountability The executive compensation plans are designed so that a significant percentage of each executive’s total compensation is based on achievement of financial objectives and stock price appreciation, which places that compensation “at risk” and further aligns the interests of the executive officers with those of shareholders. Individual performance and contributions are considered in making awards. The performance measures selected align rewards with growth goals and shareowner interests.
Competitiveness The Committee assesses competitiveness using a peer group of companies, which include those in the distribution of technology products or services sector, companies with broad global scale and scope, companies with significant brand equity, companies that are recognized for best practices and companies with which the Company competes for talent. The companies selected for comparison of total compensation differ from those included in the Performance Graph appearing on p.      of this Proxy Statement because the Company seeks talent from a broader group of companies than the publicly-traded electronics distribution group against which performance is compared in the graph. In assessing competitiveness, we look at total compensation opportunities, both short and long term, while at the same time focusing attention on the competitiveness of each component of compensation.
Actual bonus payouts, actual value received from long-term incentive awards and actual overall compensation levels may vary from the targeted levels based on corporate, business unit and individual performance, and overall Company stock price. The overall mix of pay components is monitored and compared to peer company practices to ensure appropriate pay leverage is maintained in the overall compensation package, and in equity-based incentives which emphasize long-term shareowner value creation.

Components of Executive Compensation
Executive compensation consists of three components — base salary, annual incentive compensation (cash bonus) and long-term incentive compensation in the form of equity. The Committee believes that these three components serve different purposes and, together, serve the best interests of the Company and its shareholders.
Base Salary The base salary of the Chief Executive Officer is reviewed annually and is set by the Committee. The base salaries of the other executive officers are reviewed and approved by the Compensation Committee. Base salaries are influenced by a variety of objective and subjective factors. Particular consideration is given to the range of compensation levels for officers of other companies in the electronics distribution industry including, but not limited to, the peer group used in the Performance Graph, as well as officers of other companies of similar size to Avnet in a broader range of businesses. Base salary levels may fall above or below average compensation levels of comparable companies depending upon the management and leadership abilities, level of responsibility, experience and performance of a particular executive.
Annual Incentive Compensation In addition to base salary, executive officers are eligible to receive annual incentive cash compensation. The Company adopted the Executive Incentive Plan in September 2002 and the Plan was approved by the shareholders at the Company’s 2002 annual meeting of shareholders. The Plan provides that the Compensation Committee establishes short-term strategic goals on an annual basis and compensation is paid for achievement of those goals. Annually, the Committee establishes incentive award targets for each participant and establishes performance goals, which are based on objective financial measures, such as pre-tax income, net income, return on capital employed, earnings per share or other similar measures. Formulas are then established tying the performance goals to the incentive award targets to determine actual amounts earned based on the level of performance.
For fiscal 2005, incentive awards were tied to performance goals measuring performance of either pre-tax income or net income, depending on the executive, to budgeted levels, adjusted by a factor measuring performance of return on capital employed against pre-established goals. Performance goals for operating group presidents were weighted more heavily on the performance of the applicable operating group but contained a component based on performance of the entire Company as well. Annual bonuses paid ranged from $130,644 to $600,464 and totaled $1,394,177 for the Named Executive Officers. These bonuses ranged from 64% to 101% of the incentive award targets originally established.
In addition to the Executive Incentive Plan, the Committee may also establish other bonus or incentive programs and may grant discretionary bonuses as it deems appropriate. No additional bonuses were paid to Named Executive Officers during fiscal 2005.
Long-Term Incentive Compensation Long-term incentive compensation awards are generally based on executives’ individual performance in a particular fiscal period and their potential to contribute to the long-term success of the Company. The Committee awards long-term incentive compensation pursuant to several shareholder-approved plans: the Avnet Incentive Stock Program, the 1996 Incentive Stock Option Plan, which is an incentive stock option plan, 1997 Stock Option Plan, which is non-qualified stock option plan, and the 1999 Stock Option Plan, pursuant to which either incentive stock options or non-qualified stock options may be issued, and the 2003 Stock Compensation Plan at its 2003 Annual Meeting of Shareholders, which provides additional flexibility for long-term incentive compensation planning because it is an omnibus plan under which options, restricted stock, stock appreciation rights and other equity-based awards may be granted.
Incentive Shares The Avnet Incentive Stock Program (the “Program”) provides for annual allocations of shares of the Company’s Common Stock to employees of the Company, including executive officers. The Committee makes allocations under the Program, usually in September of each year, in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the immediate past fiscal year. Shares allocated under the Program had in the past vested in four installments, with the first installment to vest in January of the following year and the balance to vest in three equal annual installments thereafter, contingent upon continued employment (except in the case of death or retirement of the employee). Beginning with the 2005 awards, the vesting schedule has been changed to five equal installments, and the first installment vested in January 2005, with the balance to vest in four equal annual installments thereafter. It is the Committee’s policy that allocations to officers of Avnet as a group will not exceed 50% of the total number of shares available for award under the Program. In 2005, a total of 310,000 shares of the Company’s Common Stock were awarded pursuant to the Program, of which 90,480 shares (or 29.2% of the total shares awarded) were awarded the Named Executive Officers.
Stock Options The Committee periodically grants options under the Company’s stock option plans to executive officers and other employees in consideration of their potential to contribute to the long-term success of the Company and to align their interest with that of the Company’s shareholders. The Committee also makes awards of stock options from time to time, in its discretion, based on its evaluation of accomplishments achieved by an executive or other employee, upon a promotion and upon the hiring of an executive. The number of shares subject to options held by an executive are taken into account when the Committee considers a new award to the executive. Stock options are generally granted on an annual basis in September. Stock option grants to the Named Executive Officers totaled 271,440 shares in fiscal 2005, with Mr. Vallee receiving an option to purchase 168,000 shares and each of the other four Named Executive Officers receiving options to purchase 25,860 shares.

Performance Shares The Committee undertook study of equity compensation program in 2005 with input from independent compensation consultant. The study took into account factors such as the competitive landscape and changes in accounting rules, with the objective to ensure that the Company’s compensation of its employees, including the executive officers, will remain competitive and more closely linked to the Company’s economic profits and further aligned with shareholders’ long term interest. Beginning with the Company’s fiscal year 2006, the Committee will be providing eligible employees, including our executive officers, with a portion of their long-term equity-based incentive compensation through the award of performance-based restricted stock units (“performance shares”). These performance shares will be awarded under the terms of our existing stock incentive plans. The performance shares will provide for payment to each grantee of a number of shares of our common stock at the end of a three-year period based upon the Company’s achievement of performance goals established by the Committee at the beginning of each three-year period. These performance goals are based upon a three-year cumulative increase in the Company’s absolute economic profit over the prior three-year period and the increase in the Company’s economic profit relative to the increase in the economic profit of a peer group of corporations, subject to an initial transition program.
Stock Ownership Guidelines
The Committee has established stock ownership guidelines for all executive officers and corporate officers with base salaries over $200,000. The guidelines provide that officers should hold shares of the Company’s Common Stock, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 3x base salary
Executive Officers	Shares with market value equal to 2x base salary
Other Officers	Shares with market value equal to 1x base salary
Shares that count towards the guidelines include shares received from the Avnet Incentive Stock Program, shares purchased through the Employee Stock Purchase Plan, shares received and retained upon exercise of stock options and shares purchased on the open market. Options, vested or unvested, do not count towards the ownership requirement under the guidelines.

Chief Executive Officer’s Compensation
Evaluation Procedure The Compensation Committee is responsible for leading the Board in conducting an annual assessment of the Chief Executive Officer. Input is solicited from each director, analyzed by the Compensation Committee and reported to the full Board. The results of the evaluation are then considered by the Committee in reviewing and establishing the Chief Executive Officer’s compensation and are discussed with the Chief Executive Officer.
2005 Base Pay and Annual Incentive Pay In July 2002, the Company entered into a new employment agreement with its Chief Executive Officer, Roy Vallee, the terms of which are described in the “Employment Agreement” section of this Proxy Statement. Pursuant to the employment agreement, the Committee set Mr. Vallee’s annual base salary at $875,000 for fiscal 2005. Mr. Vallee earned an annual bonus of $600,464, or approximately 69% of his incentive award target, for performance in fiscal year 2005. Mr. Vallee’s performance goals were based on net income compared to budgeted levels, adjusted by a factor measuring performance of return on capital against pre-established goals, consistent with performance goals set for the other executive officers,.
Equity Compensation In determining Mr. Vallee’s equity incentive award, the Committee first considered the overall level of financial and operational achievement for fiscal 2004. The Committee then considered the results of Mr. Vallee’s performance evaluation. Based on the review, during fiscal 2005, Mr. Vallee was granted options to purchase 168,000 shares of Common Stock on September 23, 2004 at an exercise price of $17.47 per share, which was the fair market value of the Company’s Common Stock on the date of grant. The options are exercisable in four equal annual installments, with the first exercise date commencing after the expiration of one year from the date of grant. Mr. Vallee also received an allocation of 56,000 incentive shares (or 18.1% of the total shares awarded) under the Incentive Stock Program, which will vest in five equal installments, with the first installment vested in January of 2005 and the balance to vest in four equal annual installments thereafter.

Deductibility of Executive Compensation
As a matter of policy, the Company generally designs its incentive and equity compensation programs to be exempt from the $1 million deduction limitation for executive compensation under Section 162(m) of the Code. The Committee, in carrying out its duties, may grant executive compensation subject to the 162(m) limitation if it determines that it is in the best interests of the Company.

Ray M. Robinson, Chair	Ehud Houminer
J. Veronica Biggins	Gary Tooker

STOCK PERFORMANCE GRAPHS AND CUMULATIVE TOTAL RETURNS
The graphs below compare the cumulative total shareholder return on Avnet’s Common Stock with the cumulative total return of the S&P’s 500 Index and Avnet’s peer companies in the electronics distribution industry for each of the last five fiscal years and the last two fiscal years ended July 2, 2005, assuming an investment of $100 at the beginning of each such period and the reinvestment of any dividends. The companies comprising the peer group that Avnet has historically used are: All American Semiconductor, Inc., Arrow Electronics, Inc., Bell Microproducts, Inc., Ingram Micro, Inc., Jaco Electronics, Inc., Nu Horizons Electronics Corp., Agilysys, Inc., Reptron Electronics, Inc. and Tech Data Corporation (the “Old Peer Group”). The new peer group (the “New Peer Group”) consists of all the peers identified above except Reptron Electronics, Inc., which was removed from the Old Peer Group this year because it has divested its electronics distribution division and, therefore, is no longer considered a “peer” in the electronics distribution industry.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG AVNET, INC., THE S&P 500 INDEX
A NEW PEER GROUP AND AN OLD PEER GROUP

	Cumulative Total Return

	6/30/00	6/29/01	6/28/02	6/27/03	7/2/04	7/2/05

AVNET, INC.	100.00	76.60	75.63	42.61	71.88	78.11

S & P 500	100.00	85.17	69.85	70.03	83.41	88.68

NEW PEER GROUP	100.00	77.91	73.59	55.03	79.49	84.76

OLD PEER GROUP	100.00	77.91	73.59	55.03	79.49	84.44

* $100 invested on 6/30/00 in stock or index-including reinvestment of dividends. Index calculated on month-end basis.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN*
AMONG AVNET, INC., THE S&P 500 INDEX
AND A PEER GROUP

	Cumulative Total Return

	6/27/03	7/2/04	7/2/05

AVNET, INC.	100.00	168.68	183.29

S & P 500	100.00	119.11	126.64

PEER GROUP	100.00	144.45	154.04

* $100 invested on 6/27/03 in stock or on 6/30/03 in index-including reinvestment of dividends. Index calculated on month-end basis.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as independent public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending July 1, 2006. Avnet first retained KPMG LLP in April 2002 and the firm has audited the Company’s consolidated financial statements for the last three fiscal years.
The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent public accounting firm. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.
For a summary of the fees that were paid to KPMG LLP in fiscal years 2004 and 2005, please refer to the “Principal Accounting Firm Fees” section of this Proxy Statement.
The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Public Accountants for Fiscal 2006.
GENERAL
Avnet’s Annual Report to its Shareholders for the fiscal year ended July 2, 2005, including the Company’s audited financial statements, is being mailed with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the year ended July 2, 2005 to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034; Attn: Secretary.
The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet’s Common Stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $7,000 plus out-of-pocket expenses. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.
2006 ANNUAL MEETING
Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-Laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.
Under Rule 14a-8 of the Securities Exchange Act of 1934, some shareholder proposals may be eligible to be included in Avnet’s 2006 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the

Company’s principal executive office, at Avnet, Inc., Attn: Secretary, 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by June 7, 2006.
For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations.”
Alternatively, under the Company’s By-Laws, if a shareholder wishes to appear at the 2006 Annual Shareholders Meeting and submit a proposal or nominate a person as a director candidate, the shareholder must submit the proposal or nomination to the Company not earlier than May 8, 2006 and not later than June 7, 2006. These shareholder proposals and director nominations will not appear in the Company’s proxy statement. For both shareholder proposals and director nominations, the proposing shareholder must deliver to the Secretary of the Company at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares. If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Avnet a statement in writing setting forth the name of the nominated person, the number of shares of stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Corporation if elected. If the shareholder proposes another matter (other than the nomination of a director), the shareholder must also deliver to Avnet the text of the proposal, a brief written statement as to the reasons why the shareholder favors the proposal, and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder). The Company will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the Company does not receive notice by June 7, 2006, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2006 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.
AVNET, INC.
David R. Birk
Secretary
October 5, 2005
PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.
AVNET APPRECIATES YOUR PROMPT RESPONSE!

AVNET, INC.
Please mark your votes as in this example: ☒
The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
Vote On Directors

1. Election of 10 directors to serve for the ensuing year.		For	Withhold	For All	To withhold authority to vote, mark “For All
		All	All	Except	Except” and write the nominee’s number on the line below.
		☐	☐	☐
(1) Eleanor Baum	(6) Frank R. Noonan
(2) J. Veronica Biggins	(7) Ray M. Robinson
(3) Lawrence W. Clarkson	(8) Peter M. Smitham
(4) Ehud Houminer	(9) Gary L. Tooker
(5) James A. Lawrence	(10) Roy Vallee

Vote On Proposals	For	Against	Abstain

2. Ratification of appointment of KPMG LLP as the independent public accounting firm for the fiscal year ending July 1, 2006.	☐	☐	☐

Signature

Signature (if held jointly)

, 2005

Date

NOTE: Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations, or partnerships, should so indicate when signing.

ANNUAL MEETING OF SHAREHOLDERS
Thursday, November 10, 2005
2:00 P.M. (MST)
Avnet Corporate Broadcast Center
2617 South 46th Street
Phoenix, AZ 85034
You may vote through the Internet, by telephone or by mail.
Please read the card carefully for instructions.
However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING		VOTING BY MAIL
(Available only until 5:00 pm Eastern Time on
November 9, 2005)
Call toll free 1-866-595-8759 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.
Or	(Available only until 5:00 pm Eastern Time on
November 9, 2005)
	Access the website at: http://proxyvotenow.com/avt. to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.	Or	Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 563994 Charlotte, NC 28256-9912

AVNET, INC
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on
November 10, 2005

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 2:00 P.M., Mountain Standard Time, at the Avnet Corporate Broadcast Center, 2617 South 46th Street, Phoenix, AZ 85034, on November 10, 2005, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.
The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election as directors of the ten persons named on the reverse side and FOR the ratification of the appointment of KPMG LLP as the independent public accountants for the fiscal year ending July 1, 2006, and (ii) to vote, in their discretion, with respect to other such matters (including matters incident to the conduct of the meeting) as may properly come before the meeting or any postponement or adjournment thereof.
(To be signed, dated, and voted on reverse side.)